Exhibit 10.20

AMENDMENT TO TRANSITION SERVICES AGREEMENT

This Amendment to the Transition Services Agreement, dated November 27, 2002, (“Amendment”) is made and entered into by and between Limited Brands, Inc. (“Limited Brands”) and Lerner New York Holding, Inc. and New York & Company, Inc., successor in interest to New York & Co. Group, Inc. (collectively, “Buyer” and/or “Lerner”).  Defined terms that are used but not defined herein shall be as defined in the Agreement between Limited Brands and Buyer.  The Parties wish to amend the Agreement and Schedules as described below.  It is therefore agreed as follows:

1.   In the Transition Services Agreement, Section 2 PURCHASE AND SALE OF SERVICES, Section 2.01 (b), item (4)  is deleted and replaced with the following: “(4) in no event shall Limited Brands be required to provide Buyer and its Subsidiaries with any Service other than services related to apparel and related merchandise (and non merchandise on a project basis only) and accessories customarily handled by Limited Brands, including personal care or cosmetics products which have been approved by Limited Brands.”

2.   In Schedule III to the Agreement, Item 2 Distribution Services, the following is added: “2.16 In regard to personal care or cosmetic products handled under this Agreement by Limited Brands, the following will apply:

a.                                       Buyer shall be responsible for arranging all inbound shipments to Limited Brand’s designated site, delivered duty paid.  Limited Brands is to provide receiving, storage and destination shipping services.   Limited Brands will only receive items included on an Advance Shipping Notice (ASN) or Advance Packing List. Limited Brands will receive all items and notify Buyer of any discrepancies or damage in shipment.  Buyer is responsible for filing any claims for any noted discrepancies or damage.

b.                                      Limited Brands will support Buyer in establishing a reverse logistics process for all items, originally shipped by Limited Brands, that need to be handled for return/destruction (ie testers, customer returns, damaged items).  Limited Brands will only receive items from the Buyer locations in the mailer designated and in accordance with all procedures specified by Limited Brands.  Buyer will be the “shipper of Record” and must ensure that all handling of materials by Buyer is performed in accordance with Department of Transportation (“DOT”) and Environmental Protection Agency and other federal regulations, or other laws and guidelines.  Limited Brands will process items and make them ready for the contracted third-party that Limited Brands nominates to handle destruction and/or disposal of the returned items on behalf of Buyer.

c.                                       Limited Brands will only accept and handle (receive, distribute, store) personal care or cosmetics items that have been pre-approved by Limited Brands and for which a current Material Safety Data Sheet (MSDS) has been provided by Buyer.  The MSDS may be provided to Limited Brands in electronic or paper format.  The only approved classifications of materials pursuant to the National Fire Protection Association (NFPA) are the following:

Flammable Liquids IB

Flammable Liquids IC

Combustible Liquids II

Combustible Liquids IIIA

Combustible Liquids IIIB

Initially, there are 5 types of approved items:

•Hand and Body Cream

•Body Scrub

•Body Lotion

•Body Mist

•Shower Gel

Limited Brands may approve additional SKUs and classifications at any time upon notice to Buyer.

3.   All costs associated with the Distribution Services for personal care and cosmetics products shall be determined by and charged to Buyer using the Customary Billing Method.

4.   This Amendment is supplementary to and modifies the Agreement.  This Amendment shall be incorporated as part of the Agreement. The terms of this Amendment supersede provisions in the Agreement only to the extent that the terms of this Amendment and the Agreement expressly conflict. However, nothing in this Amendment should be interpreted as invalidating the Agreement, and provisions of the Agreement will continue to govern relations between the parties insofar as they do not expressly conflict with this Amendment.

5.   Due to the nature of the personal care and cosmetic items, the items may require specialized hazardous materials storage outside DC2. Storage for hazardous materials shall be billed on a per pallet basis under the Customary Billing method.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Lerner New York Holding, Inc.		Limited Brands, Inc.

By:	/s/ Ronald W. Ristau	By:	/s/ Douglas L. Williams

Name:	Ronald W. Ristau	Name:	Douglas L. Williams

Title:	President and Chief Financial Officer	Title:	General Counsel

Date:	October 11, 2007	Date:	October 9, 2007

New York & Company, Inc.

By:	/s/ Ronald W. Ristau

Name:	Ronald W. Ristau

Title:	President and Chief Financial Officer

Date:	October 11, 2007